Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-147644), as amended, pertaining to the 2007 Equity Incentive Plan and the 2006 Share Option Plan of Solarfun Power Holdings Co., Ltd. of our reports dated May 25, 2010, with respect to the consolidated financial statements of Solarfun Power Holdings Co., Ltd. and the effectiveness of internal control over financial reporting of Solarfun Power Holdings Co., Ltd., included in this Annual Report (Form 20-F) for the year ended December 31, 2009.

/s/ Ernst & Young Hua Ming
Ernst & Young Hua Ming
Shanghai, People’s Republic of China May 25, 2010